EXHIBIT L

DECHERT LLP
1775 I STREET, N.W.
WASHINGTON, DC 20006-2401
TELEPHONE 202-261-3300
FACSIMILE: 202-261-3333

September 30, 2005

Capstone Church Bond Fund

5847 San Felipe

Suite 4100

Houston, TX 77057

Dear Madam and Sirs:

We have acted as counsel to the Capstone Church Bond fund ("Fund") in connection with the Registration Statement of the Fund on Form N-2 (File Nos. 333-12004 and 811-21662) (the "Registration Statement"), under the Securities Act of 1933, as amended ("Act"), and the Investment Company Act of 1940, as amended, relating to the proposed issuance of 2,000,000 (two million) Shares of Beneficial Interest ("Shares").

We have examined the Fund's Declaration of Trust and By-Laws with respect to the Shares, and are familiar with the actions taken by the Fund's Trustees in connection with the issuance and the sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, we are of the opinion that the issuance and the sale of the Shares have been duly authorized and that when issued in accordance with the Registration Statement, the Shares will be validly issued and fully paid and nonassessable by the Fund.

We consent to the filing of this opinion with and as part of the Registration Statement and to the use of our name in such Registration Statement.

Sincerely,

/s/ Dechert LLP

Dechert LLP